Exhibit (d)(2)

Amended Schedule B

Fee Schedule

As approved by the Board of Directors of the Fund, including a majority of the

Non-Interested Directors, by Unanimous Written Consent on January 31, 2013

Effective February 28, 2013, the compensation payable under Paragraph 4 of the Investment Advisory Agreement between Harding, Loevner Funds, Inc. and Harding Loevner LP shall be as follows:

	Advisory Fee (expressed as a percentage of each portfolio’s average daily net assets)
Portfolio	Up to $1 Billion	Over $1 Billion
Harding Loevner International Equity Portfolio	0.75%	0.73%
Harding Loevner Global Equity Portfolio	0.85%	0.83%
Harding Loevner Emerging Markets Portfolio	1.15%	1.13%
Harding Loevner Institutional Emerging Markets Portfolio	1.15%	1.13%
Harding Loevner International Small Companies Portfolio	1.25%	1.23%
Harding Loevner Frontier Emerging Markets Portfolio	1.50%	1.48%

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter	By:	/s/ Charles S. Todd
Name:	Richard T. Reiter	Name:	Charles S. Todd
Title:	President	Title:	Chief Financial Officer and Treasurer

HARDING LOEVNER LP		HARDING LOEVNER LP

By:	/s/ David R. Loevner	By:	/s/ Lori M. Renzulli
Name:	David R. Loevner	Name:	Lori M. Renzulli
Title:	President, and Chief Executive Officer	Title:	Chief Counsel and Chief Compliance Officer